Exhibit 4.9
STATE OF ISRAEL
Ministry of Communications

Special License to render telecommunication services numbered 5-10439-2-95049 to RRSat Global Communications Network Ltd. Company

Amendment no. 4

By virtue of the power pursuant to Section 4(e) of the Communications (Telecommunication and Broadcasting) Law, 5742-1982 and pursuant to Section 5 of the Telegraph Ordinance [New Version]  5732-1972, and the rest of the powers granted to us pursuant to any law, we hereby amend a special license to render telecommunication services - video and audio transmission services via stationary or mobile land satellite stations, which was granted to RRSat Global Communications Network Ltd. Company (hereinafter – RRSat) on the date of 27 Tevet 5762 (31.12.2001) and renewal on the date of Thursday, 28 Tamuz 5768 (31.07.2008) as detailed below:

Amendment to Section 1	1.	In the definition of the Client in paragraph (b), after the words "of the said services" will come: "in Israel or a Foreign Provider".

	2.	After the definition of "Type of Recipients" will come:

		"Foreign Provider" – a license holder abroad for the said services or an entity abroad that provides the said services under the laws of such country."

Amendment to Section 5	3.	In Section 5.5 "Restrictions after Section 5.5.4", will come:

		"5.5.5
If an authorized authority in Israel or abroad determined that a service provided by a Foreign Provider is unlawful in an origin or destination country, the Licensee will demand from the Foreign Provider to cure such illegality immediately, and if it does not do so, the Licensee will arrange for the termination of the provisioning of the service for such Foreign Provider in such country with immediate effect."

Amendment to Section 6	4.	After subsection 6.1.3.7, will come:

		"6.1.3.8	In an agreement with a Foreign Provider will include these:

			(a)	A declaration by the Foreign Provider that the activities and services provided by it are in accordance with the laws in the Foreign Provider's country of origin and the destination country.

			(b)
A clarification that in the event that an authorized authority in Israel or abroad shall determine that the service is unlawful in the country of origin of the Foreign Provider or a destination country, the Foreign Provider must cure such illegality immediately, and if it does not do so, the service in such country will be terminated with immediate effect.

Special License No. 5-10439-2-95049 to RRsat Global Communications Network Ltd., For the provision of video and audio transmission services via stationary or mobile land satellite stations – Amendment 4

Amendment to Section 14	5.	Instead of the existing "Appendix A1 - Principal structure of the system for voice and data transmission, will come:

"Appendix A1 - Voice and Data Transmission Services" attached hereto.

2 Tamuz 5769	[signature]	[signature]
24 June 2009	Zeev Raz Stand-in Senior Deputy Director General Engineering and Licensing Ministry of Communications	Haim Geron, Adv. Director General (Acting) Ministry of Communications

Cc: Special Licenses circulation